Exhibit 10.4

UK Employee

FTD COMPANIES, INC.

THIRD AMENDED AND RESTATED

2013 INCENTIVE COMPENSATION PLAN

RESTRICTED STOCK UNIT ISSUANCE AGREEMENT

RECITALS

A.                                    The Board has adopted the FTD Companies, Inc. Third Amended and Restated 2013 Incentive Compensation Plan (the “Plan”), for the purpose of retaining the services of selected Employees and consultants and other independent advisors who provide services to the Corporation (or any Parent or Subsidiary).

B.                                    The Participant is to render valuable services to the Corporation (or a Parent or Subsidiary), and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Corporation’s grant of restricted stock units to the Participant under the Plan.

C.                                    All capitalized terms in this Agreement shall have the meanings assigned to them in the Plan unless otherwise defined in this Agreement, including on Appendix A attached hereto.

NOW, THEREFORE, it is hereby agreed as follows:

1.                                      Grant of Restricted Stock Units.  The Corporation has awarded to the Participant, as of the Award Date, restricted stock units (“Restricted Stock Units”) under the Plan. Each Restricted Stock Unit represents the right to receive one share of Common Stock on the date such Restricted Stock Unit vests in accordance with the express provisions of this Agreement. The number of shares of Common Stock subject to the awarded Restricted Stock Units, the applicable vesting schedule for the Restricted Stock Units, the dates on which those vested Restricted Stock Units shall become payable to the Participant and the remaining terms and conditions governing the award (the “Award”) shall be as set forth in this Agreement.

AWARD SUMMARY

Award Date:	<Grant Date>

Number of Restricted Stock Units Subject to Award:	<Shares Granted> Restricted Stock Units

Vesting Commencement Date:	<Vesting Commencement Date>

Vesting Schedule:

The Restricted Stock Units shall vest in a series of four (4) successive substantially equal installments starting with 25% (rounded if possible to the nearest whole Restricted Stock Unit) on the Vesting Commencement Date and continuing with 25% (rounded if possible to the nearest whole Restricted Stock Unit) on each of the first three (3) anniversaries of the Vesting Commencement Date upon the Participant’s continuation in Service through each such annual vesting date. Such vesting schedule is hereby designated the “Normal Vesting Schedule” for the Restricted Stock Units. Should any scheduled vesting date under the Normal Vesting Schedule otherwise occur on a date on which the Common Stock is not traded on the Stock Exchange serving as the primary market for the Common Stock, then that vesting date shall instead be deemed to occur on the last day prior to such scheduled vesting date on which the Common Stock is so traded. The Restricted Stock Units shall also be subject to accelerated vesting, in whole or in part, in accordance with the provisions of Paragraph 5 of this Agreement.

Issuance Schedule:

Subject to Paragraphs 5 and 6 of this Agreement, each Restricted Stock Unit in which the Participant vests in accordance with the terms of this Agreement shall be settled in shares of Common Stock, subject to the Corporation’s collection of all applicable Withholding Taxes, on the date on which the Restricted Stock Unit becomes nonforfeitable as set forth in the Normal Vesting Schedule or Paragraph 5, as applicable, or as soon thereafter as administratively practicable, but in no event later than the date that is the 15th day of the third calendar month of the applicable year following the year in which such vesting date occurs (the “Issuance Date”). The Restricted Stock Units which vest pursuant to Paragraph 5 of this Agreement shall be settled in accordance with the provisions of such Paragraph. The applicable Withholding Taxes are to be collected pursuant to the procedures set forth in Paragraph 7 of this Agreement.

2.                                      Limited Transferability.  Prior to the vesting of the Restricted Stock Units and actual receipt of the underlying shares of Common Stock issued hereunder, the Participant may not transfer any interest in the Award or the underlying shares of Common Stock. Any Restricted Stock Units that vest hereunder but which otherwise remain unpaid at the time of the Participant’s death may be transferred pursuant to the provisions of the Participant’s will or the laws of inheritance.

3.                                      Cessation of Service.  Except as otherwise provided in Paragraph 5 below, should the Participant cease Service for any reason prior to vesting in all or a portion of the Restricted Stock Units subject to this Award, then the Award will be immediately cancelled with respect to those unvested Restricted Stock Units.  The Participant shall thereupon cease to have any right or entitlement to receive any shares of Common Stock under those cancelled Restricted Stock Units.

4.                                      Stockholder Rights.  The holder of this Award shall not have any stockholder rights, including voting or dividend rights, with respect to the Restricted Stock Units subject to the Award until the Participant becomes the record holder of the underlying shares of Common Stock upon their actual issuance following the Corporation’s collection of the applicable Withholding Taxes.

5.                                      Change in Control.

(a)                                 Any Restricted Stock Units subject to this Award at the time of a Change in Control may be assumed, converted or replaced by the successor entity (or parent thereof) or otherwise continued in full force and effect or may be replaced with a cash program of the successor entity (or parent thereof) on terms as required under the Plan (a “Replacement Award”).  In the event of such Replacement Award, no accelerated vesting of the Restricted Stock Units (the “Replaced Award”) shall occur at the time of the Change in Control.  Notwithstanding the foregoing, no such cash program shall be established for the Replaced Award to the extent such program would otherwise be deemed to constitute a deferred compensation arrangement subject to the requirements of Code Section 409A and the Treasury Regulations thereunder, to the extent applicable, or violate local (UK) securities laws.  Further, a Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or be exempt from Section 409A of the Code, to the extent applicable.

(b)                                 For purposes of this Agreement, a “Replacement Award” means an award: (i) of the same type (e.g., time-based restricted stock units) as the Replaced Award; (ii) that has a value at least equal to the value of the Replaced Award; (iii) that relates to publicly traded equity securities of the Corporation or its successor in the Change in Control or another entity that is affiliated with the Corporation or its successor following the Change in Control; (iv) if the Participant holding the Replaced Award is subject to U.S. federal income tax under the Code, the tax consequences of which to such Participant under the Code are not less favorable to such Participant than the tax consequences of the Replaced Award; and (v) the other terms and conditions of which are not less favorable to the Participant holding the Replaced Award than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control).  Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the two preceding sentences are satisfied.  The determination of whether the conditions of this Paragraph 5(b) are satisfied will be made by the Plan Administrator, as constituted immediately before the Change in Control, in its sole discretion.

(c)                                  In the event of a Replacement Award, the Replaced Award shall be appropriately adjusted immediately after the consummation of the Change in Control, including if applicable so as to apply to the number and class of securities into which the shares of Common Stock subject to the Replaced Award immediately prior to the Change in Control would have been converted in consummation of that Change in Control had those shares of Common Stock actually been issued and outstanding at that time. To the extent the actual holders of the outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor entity (or parent thereof) may, in connection with the Replacement Award at that time, but subject to the Plan Administrator’s approval prior to the Change in Control, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in the Change in Control transaction, provided the substituted common stock is readily tradable on an established U.S. securities exchange.

(d)                                 Any Replacement Award shall be subject to accelerated vesting in accordance with the following provisions:  If an Involuntary Termination of the Participant’s Service occurs within twelve (12) months after the Change in Control event, then the Participant shall immediately vest in an additional number of Restricted Stock Units equal to the greater of (i) twenty-five percent (25%) of the total number of Restricted Stock Units subject to the Award and (ii) the additional number of Restricted Stock Units in which the Participant would have been vested at the time of such Involuntary Termination if (A) he or she had completed an additional period of Service equal in duration to the actual period of Service completed by the Participant between the Award Date and the date of such Involuntary Termination and (B) the Restricted Stock Units subject to this Award had vested in a series of successive equal monthly installments over the duration of the Normal Vesting Schedule. In no event, however, shall the number of Restricted Stock Units that vest on such an accelerated basis exceed the number of Restricted Stock Units that are unvested immediately prior to the date of the Participant’s Involuntary Termination.  The Restricted Stock Units that vest upon such Involuntary Termination of Service shall be settled in accordance with the Issuance Schedule set forth in Paragraph 1.  In the event of a replacement cash retention program under Paragraph 5(a), the foregoing provisions shall be applied to the proceeds of such replacement program attributable to the portion of Restricted Stock Units that would have otherwise vested on an accelerated basis in accordance herewith upon such Involuntary Termination had the Award been assumed or otherwise continued in effect.

(e)                                  If no Replacement Award is provided, then the Restricted Stock Units shall vest immediately prior to the closing of the Change in Control.  The vested Restricted Stock Units shall be converted into the right to receive for each such Restricted Stock Unit the same consideration per share of Common Stock payable to the other stockholders of the Corporation in consummation of that Change in Control, and such consideration shall be distributed to the Participant in accordance with the Issuance Schedule set forth in Paragraph 1. Such distribution shall be subject to the Corporation’s collection of the applicable Withholding Taxes pursuant to the provisions of Paragraph 7.

(f)                                   This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets. Additionally, if a Replacement Award is provided, notwithstanding anything in this Agreement to the contrary and to the extent Section 409A of the Code applies, any outstanding Restricted Stock Units that at the time of the Change in Control are not subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code) will be deemed to be vested at the time of such Change in Control and will be payable in accordance with the Issuance Schedule set forth in Paragraph 1.

6.                                      Adjustment in Shares.  The total number and/or class of securities issuable pursuant to this Award and the other terms of this Award shall be subject to adjustment upon certain corporate events as set forth in Article One, Section V(E) of the Plan.  The adjustments shall be made in such manner as the Plan Administrator deems appropriate, and those adjustments shall be final, binding and conclusive.

7.                                      Issuance of Shares of Common Stock.

(a)                                 On each applicable Issuance Date for the Restricted Stock Units that vest in accordance with the provisions of this Agreement, the Corporation shall issue to or on behalf of the Participant a certificate (which may be in electronic form) or provide for book entry for the shares of Common Stock to be issued on such date, subject to the Corporation’s collection of the applicable Withholding Taxes.

(b)                                 Until such time as the Corporation provides the Participant with notice to the contrary, the Corporation shall collect the applicable Withholding Taxes through an automatic share withholding procedure pursuant to which the Corporation will withhold, on the applicable Issuance Date for the Restricted Stock Units that vest under the Award, a portion of those vested Restricted Stock Units with a Fair Market Value (measured as of the applicable tax date for such shares) equal to the amount of such Withholding Taxes (the “Share Withholding Method”); provided, however, that the amount of any Restricted Stock Units so withheld shall not exceed the amount necessary to satisfy the Corporation’s required tax withholding obligations using the maximum statutory withholding rates.  The Participant shall be notified in writing in the event such Share Withholding Method is no longer available.

(c)                                  Should any Restricted Stock Units vest under the Award when the Share Withholding Method is not available, then the Withholding Taxes shall be collected from the Participant through any, or any combination, of the following alternatives:

(i)                                     the Participant’s delivery of his or her separate check payable to the Corporation or the Subsidiary employing the Participant in the amount of such Withholding Taxes,

(ii)                                  the use of the proceeds from a next-day sale of the shares of Common Stock issued to the Participant, provided and only if (i) such a sale is permissible under the Corporation’s trading policies governing the sale of Common Stock, (ii) the Participant makes an irrevocable commitment, on or before the vesting date for those shares, to effect such sale of the shares and (iii) the transaction is not otherwise deemed to constitute a prohibited loan under Section 402 of the Sarbanes-Oxley Act of 2002, or

(iii)                               the deduction of such Withholding Taxes from any payments of remuneration made to the Participant on or after the date that such Withholding Taxes arise.

(d)                                 Except as otherwise provided in Paragraph 5 or Paragraph 6, the settlement of all Restricted Stock Units which vest under the Award shall be made solely in shares of Common Stock.  No fractional share of Common Stock shall be issued pursuant to this Award, and any fractional share resulting from any calculation made in accordance with the terms of this Agreement shall be rounded down to the next whole share of Common Stock.

8.                                      Compliance with Laws and Regulations.  The issuance of shares of Common Stock pursuant to the Award shall be subject to compliance by the Corporation and the Participant with all applicable requirements of law relating thereto and with all applicable regulations of the Stock Exchange on which the Common Stock is listed for trading at the time of such issuance.

9.                                      Notices.  Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices and directed to the attention of Stock Plan Administrator.  Any notice required to be given or delivered to the Participant shall be in writing and addressed to the Participant at the most current address then indicated for the Participant on the Corporation’s employee records or shall be delivered electronically to the Participant through the Corporation’s electronic mail system.  All notices shall be deemed effective upon personal delivery or delivery through the Corporation’s electronic mail system or upon deposit in the mail, postage prepaid and properly addressed to the party to be notified.

10.                               Successors and Assigns.  Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and the Participant, the Participant’s assigns, the legal representatives, heirs and legatees of the Participant’s estate and any beneficiaries of the Award designated by the Participant.

11.                               Construction.  This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan.  All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the Award.

12.                               Governing Law.  The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without resort to that state’s conflict-of-laws rules.

13.                               Employment at Will.  Nothing in this Agreement or in the Plan shall confer upon a Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate the Participant’s Service at any time for any reason, with or without cause, subject to local law and the terms of any employment agreement.

14.                               Code Section 409A.  To the extent applicable, it is the intention of the parties that the provisions of this Agreement comply with the requirements of the short-term deferral exception of Section 409A of the Code and Treasury Regulations Section 1.409A-1(b)(4).  Accordingly, to the extent there is any ambiguity as to whether one or more provisions of this Agreement would otherwise contravene the requirements or limitations of Section 409A of the Code applicable to such short-term deferral exception, then those provisions shall be interpreted and applied in a manner that does not result in a violation of the requirements or limitations of Section 409A of the Code and the Treasury Regulations thereunder that apply to such exception.  Each installment that becomes payable in respect of vested Restricted Stock Units subject to the Award is a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2).  In no event shall the Corporation be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of Section 409A of the Code.

15.                               Nature of Grant; No Entitlement; No Claim for Compensation.  In accepting the grant of this Award for the number of Restricted Stock Units as specified above, the Participant acknowledges the following:

(a)                                 The Plan is established voluntarily by the Corporation, it is discretionary in nature and may be modified, amended, suspended or terminated by the Corporation at any time.

(b)                                 The grant of this Award is voluntary and occasional and does not create any contractual or other right to receive future grants of awards, or benefits in lieu of awards, even if awards have been granted repeatedly in the past.

(c)                                  All decisions with respect to future awards, if any, will be at the sole discretion of the Plan Administrator.

(d)                                 The Participant is voluntarily participating in the Plan.

(e)                                  This Award and any shares of Common Stock acquired under the Plan are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Corporation or its Parent or Subsidiaries (including, as applicable, the Participant’s employer) and which are outside the scope of the Participant’s employment contract, if any.

(f)                                   This Award and any shares of Common Stock acquired under the Plan are not part of the Participant’s normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

(g)                                  In the event that the Participant’s employer is not the Corporation, the grant of the Award will not be interpreted to form an employment contract or relationship with the Corporation and, furthermore, the grant of the Award will not be interpreted to form an employment contract with the Participant’s employer or any Parent or Subsidiary.

(h)                                 The future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty.

(i)                                     In consideration of the grant of this Award, no claim or entitlement to compensation or damages shall arise from termination of the Award or diminution in value of the Award or any of the shares of Common Stock issuable under the Award from termination of the Participant’s employment by the Corporation or the Participant’s employer, as applicable (and for any reason whatsoever and whether or not in breach of contract or local labor laws), and the Participant irrevocably releases the Participant’s employer, the Corporation and its Parent and Subsidiaries, as applicable, from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, the Participant shall be deemed to have irrevocably waived his or her entitlement to pursue such claim.

16.                               Data Privacy.

(a)                                 The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement by and among, as applicable, his or her employer, the Corporation and its Parent and Subsidiaries for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

(b)                                 The Participant understands that his or her employer, the Corporation and its Parent and Subsidiaries, as applicable, hold certain personal information about the Participant regarding his or her employment, the nature and amount of the Participant’s compensation and the fact and conditions of the Participant’s participation in the Plan, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Corporation and its Parent and Subsidiaries, details of all options, awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Plan (the “Data”).  The Participant understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Participant’s country of residence, the European Economic Area, and in countries outside the European Economic Area, including the United States, which may not have a level of protection for personal data considered adequate by the EU Commission.  The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative.  The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party.  The Participant understands that the Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan.  The Participant understands that he or she may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative.  The Participant understands, however, that refusing or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan.  For more information on the consequences of refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact his or her local human resources representative.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.

FTD COMPANIES, INC.

By:	Scott D. Levin

Title: Executive Vice President and General Counsel

PARTICIPANT

Name: <Participant Name>

Signature: <Electronic Signature>

APPENDIX A

DEFINITIONS

The following definitions shall be in effect under the Agreement:

A.                                    Agreement shall mean this Restricted Stock Unit Issuance Agreement.

B.                                    Award shall mean the award of restricted stock units made to the Participant pursuant to the terms of this Agreement.

C.                                    Award Date shall mean the date the restricted stock units are awarded to the Participant pursuant to the Agreement and shall be the date indicated in Paragraph 1 of the Agreement.

D.                                    Cause shall mean the Participant’s commission of any act of fraud, embezzlement or dishonesty, any unauthorized use or disclosure by the Participant of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by the Participant adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner.  The foregoing definition shall not in any way preclude or restrict the right of the Corporation (or any Parent or Subsidiary) to discharge or dismiss the Participant or any other person in the Service of the Corporation (or any Parent or Subsidiary) for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of this Agreement, to constitute grounds for a termination for Cause.  Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement prevents the Participant from providing, without prior notice to the Corporation (or any Parent or Subsidiary), information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity the Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934.

E.                                     Good Reason shall mean the Participant’s resignation from Service following (i) a material reduction in the scope of the duties, responsibilities and authority of his or her position with the Corporation (or any Parent or Subsidiary), it being understood that a change in the Participant’s title or the Participant’s reporting responsibilities or requirements shall not, in and of itself, be deemed a material reduction, (ii) a material reduction in the Participant’s base salary, or (iii) a relocation of the Participant’s place of employment by more than fifty (50) miles; provided and only if such reduction or relocation is effected by the Corporation (or any Parent or Subsidiary) without the Participant’s consent. In no event, however, shall the Participant’s resignation for any of the foregoing reasons constitute a termination for Good Reason unless each of the following requirements is satisfied: (x) the Participant provides written notice of the clause (i), (ii) or (iii) event to the Corporation (or the Parent or Subsidiary employer) within thirty (30) days after the occurrence of that event, (y) the Corporation (or the Parent or Subsidiary employer) fails to take appropriate remedial action to remedy such event within thirty (30) days after receipt of such notice and (z) the Participant resigns from his or her employment with the Corporation (or the Parent or Subsidiary employer) within ninety (90) days following the initial occurrence of the clause (i), (ii) or (iii) event.

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F.                                      Involuntary Termination shall mean the termination of the Participant’s Service which occurs by reason of:

(i)                                     the Participant’s involuntary dismissal or discharge by the Corporation (or any Parent or Subsidiary) for reasons other than Cause, or

(ii)                                  Good Reason.

G.            Participant shall mean the person to whom the Award is made pursuant to the Agreement.

H.           Withholding Taxes shall mean the applicable federal, state or local income, employment or other taxes and national insurance contribution liabilities to which the Participant may become subject in connection with the issuance, exercise, vesting or settlement of the Award.

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